                            ASSET PURCHASE AGREEMENT


                           Dated as of October 3, 1996


                                 By and Between


                             FIELDCREST CANNON, INC.

                                       and

                              PILLOWTEX CORPORATION

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.1    Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II - PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . .  5

     2.1    Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . .  5
     2.2    Nonassignable Contracts. . . . . . . . . . . . . . . . . . . . .  6
     2.3    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . .  7
     2.4    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.5    Adjustment to Purchase Price for Changes in
            Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.6    Transfer Taxes; Certain Costs. . . . . . . . . . . . . . . . . .  9

ARTICLE III - CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

     3.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.2    Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . 10

     4.1    Organization of Seller . . . . . . . . . . . . . . . . . . . . . 10
     4.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.3    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . 10
     4.4    No Conflict or Violation . . . . . . . . . . . . . . . . . . . . 10
     4.5    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.6    Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.7    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.8    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . 12
     4.9    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . 13
     4.10   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 13
     4.11   Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . 13
     4.12   Absence of Certain Changes or Events . . . . . . . . . . . . . . 14
     4.13   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.14   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . 15

     5.1    Organization of Purchaser. . . . . . . . . . . . . . . . . . . . 15
     5.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . 15


                                      (i)
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     5.4    No Conflict or Violation . . . . . . . . . . . . . . . . . . . . 15
     5.5    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 16
     5.6    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.7    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE VI - CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 16

     6.1    Actions Prior to Closing . . . . . . . . . . . . . . . . . . . . 16
     6.2    Investigation by Purchaser . . . . . . . . . . . . . . . . . . . 17
     6.3    Accountants' Review. . . . . . . . . . . . . . . . . . . . . . . 17
     6.4    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . 18
     6.5    Injunctions. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.6    Certain Notices. . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . 19

     7.1    Representations, Warranties and Covenants. . . . . . . . . . . . 19
     7.2    Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.3    Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . 19
     7.4    Licensing Agreement. . . . . . . . . . . . . . . . . . . . . . . 19
     7.5    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.6    Lease Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.7    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.8    No Governmental Proceedings or Litigation. . . . . . . . . . . . 20

ARTICLE VIII - CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . 20

     8.1    Representations, Warranties and Covenants. . . . . . . . . . . . 20
     8.2    Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     8.3    Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . 20
     8.4    Licensing Agreement. . . . . . . . . . . . . . . . . . . . . . . 20
     8.5    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . 20
     8.6    Lease Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 21
     8.7    No Material Change . . . . . . . . . . . . . . . . . . . . . . . 21
     8.8    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     8.9    No Governmental Proceedings or Litigation. . . . . . . . . . . . 21

ARTICLE IX - SURVIVAL AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . 21

     9.1    Survival of Representations, Warranties and
            Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     9.2    Indemnification by Seller. . . . . . . . . . . . . . . . . . . . 22
     9.3    Indemnification by Purchaser . . . . . . . . . . . . . . . . . . 22
     9.4    Notice of Claim; Right to Participate in and


                                     (ii)

            Defend Third Party Claim . . . . . . . . . . . . . . . . . . . . 22
     9.5    Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.6    Reduction by Insurance Proceeds. . . . . . . . . . . . . . . . . 23

ARTICLE X - OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 24

     10.1   Storage of Purchased Inventory and
            Purchased Equipment. . . . . . . . . . . . . . . . . . . . . . . 24
     10.2   Post-Closing Access. . . . . . . . . . . . . . . . . . . . . . . 24
     10.3   Backlog. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.4   Processing of Work-in-Process Inventory. . . . . . . . . . . . . 24

ARTICLE XI - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 25

     11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     11.2   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     11.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.4   Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.5   Entire Agreement; Amendments and Waivers . . . . . . . . . . . . 27
     11.6   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.7   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.8   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.9   Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     11.10  Passage of Title and Risk of Loss. . . . . . . . . . . . . . . . 28
     11.11  Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     11.12  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 28
     11.13  Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     11.14  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     11.15  Confidential Information . . . . . . . . . . . . . . . . . . . . 28
     11.16  Multiple Counterparts. . . . . . . . . . . . . . . . . . . . . . 29
     11.17  Tax Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . 29


                                    EXHIBITS

Exhibit A                --        Assumed Equipment Leases
Exhibit B                --        June 30, 1996 Statement
Exhibit C                --        Lease Agreement
Exhibit D                --        Licensing Agreement
Exhibit E                --        Escrow Agreement


                                    SCHEDULES


                                    (iii)

Schedule 4.3             --        Consents and Approvals of Seller
Schedule 4.4             --        Conflicts and Violations of Seller
Schedule 4.5(b)          --        Condition of and Encumbrances on the
                                   Inventory
Schedule 4.6(a)          --        Listing of the Equipment
Schedule 4.6(b)          --        Condition of and Encumbrances on the
                                   Equipment
Schedule 4.7(a)          --        Listing of the Contracts
Schedule 4.8(a)          --        Listing of Owned and Licensed Blanket
                                   Intellectual Property
Schedule 4.8(b)          --        Listing of Owned Pillow Intellectual Property
Schedule 4.8(c)          --        Title to and Encumbrances on the Owned
                                   Intellectual Property
Schedule 4.8(d)          --        Conflicts and Demands Relating to
                                   Intellectual Property
Schedule 4.10            --        Legal Proceedings
Schedule 4.11            --        Compliance with Law
Schedule 4.12            --        Absence of Certain Changes or Events
Schedule 5.3             --        Consents and Approvals of Purchaser
Schedule 5.4             --        Conflicts and Violations of Purchaser


                                      (iv)

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of October 3, 1996, is by and between FIELDCREST CANNON, INC., a Delaware corporation ("Seller"), and PILLOWTEX CORPORATION, a Texas corporation ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, Seller is engaged through its Blanket Division located in Eden, North Carolina (the "Division"), in the business of manufacturing, designing and selling blankets and throws; and

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets used by the Division in the conduct of such business (the "Business"), together with certain other assets of Seller, on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINED TERMS. Unless otherwise defined herein, the following terms as used herein shall have the following respective meanings:

     "AGREEMENT" shall have the meaning set forth in the introductory paragraph hereto.

     "ASSETS" shall mean the Inventory, the Owned Equipment, the Contracts and the Owned Intellectual Property.

     "ASSUMED CONTRACTS" shall mean Assumed Equipment Leases and the Other Assumed Contracts, exclusive of, prior to the time at which Seller shall have received all consents, waivers and approvals applicable thereto, any Contract referred to in Section 2.2(a) hereof.

     "ASSUMED EQUIPMENT LEASES" shall mean all Contracts relating to the Leased Equipment identified on EXHIBIT A hereto.

     "ASSUMED LIABILITIES" shall mean all liabilities and obligations under the terms of the Assumed Contracts, but only to the extent such liabilities and obligations arise or are otherwise properly attributable to periods commencing after the Closing Date under the terms of such Assumed Contracts, and exclusive of any liabilities or obligations that arise as a result of any breach or default by Seller or any of its predecessors-in-interest under any Assumed Contract.

     "ASSUMPTION DOCUMENTS" shall mean such instruments of assumption and other instruments and documents, duly executed by Purchaser in such forms and covering such matters as Seller may reasonably request, reflecting assumption of the Assumed Liabilities by Purchaser in accordance with the terms of this Agreement.

     "BLANKET INTELLECTUAL PROPERTY" shall mean the Owned Blanket Intellectual Property and the Licensed Blanket Intellectual Property.

     "BOOKS AND RECORDS" shall mean all books and records relating to the Business or the Assets, including without limitation all customer and supplier records.

     "BUSINESS" shall have the meaning set forth in the recitals hereto.

     "CLAIM NOTICE" shall have the meaning set forth in Section 9.1 hereof.

     "CLOSING" shall have the meaning set forth in Section 3.1 hereof.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CLOSING STATEMENT" shall mean (i) a listing of the Inventory and the book value thereof, as of the Closing Date in a form reasonably satisfactory to Purchaser prepared using the same item costs used in the preparation of the June 30, 1996 Statement and otherwise on a basis consistent with the June 30, 1996 Statement, except that the value of the Licensed Inventory included in the Purchased Inventory shall be reflected as Purchased Inventory and (ii) a listing of the Purchased Equipment as of the Closing Date.

     "CONTRACTS" shall mean all agreements, contracts and contractual rights relating to, or used by Seller in connection with the conduct of, the Business or to which any of the Assets is subject.

     "DISPUTE NOTICE" shall have the meaning set forth in Section 2.5(a) hereof.

     "DISPUTE NOTICE PERIOD" shall have the meaning set forth in Section 2.5(a) hereof.

     "DIVISION" shall have the meaning set forth in the recitals hereto.

     "EQUIPMENT" shall mean the Owned Equipment and the Leased Equipment.

     "ERNST & YOUNG" shall mean Ernst & Young, LLP.

     "ENCUMBRANCE" shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any nature whatsoever or any right or interest whatsoever of any third party.

     "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.4(c) hereof.

     "EXCLUDED INVENTORY" shall mean all Licensed Inventory other than Licensed Inventory as to which Seller has obtained from the applicable third-party licensor on or prior to the Closing Date a written consent or other instrument, in form and substance reasonably satisfactory to Purchaser, granting to Purchaser the right to sell such Licensed Inventory.

     "EXCLUDED OWNED EQUIPMENT" shall mean items included in the Owned Equipment that are identified by Purchaser to Seller in writing not later than the fifth business day prior to the Closing Date as items not to be Transferred pursuant to the terms of Section 2.1 hereof.

     "HOLDBACK ACCOUNT" shall have the meaning set forth in Section 2.4(c) hereof.

     "HOLDBACK AMOUNT" shall have the meaning set forth in Section 2.4(c) hereof.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEPENDENT ACCOUNTING FIRM" shall mean Arthur Andersen LLP or, if such firm is unwilling to act in the capacity contemplated by Section 2.5 hereof, another nationally recognized firm of independent public accountants designated jointly by Seller and Purchaser.

     "INTELLECTUAL PROPERTY" shall mean trademarks, trade names, brand names and other marks or trade rights, and patents, copyrights, designs, patterns, know-how, formulae, treatments, processes and all other intellectual property or proprietary rights, whether registered or unregistered, domestic or foreign, and all applications thereof and goodwill associated therewith.

     "INVENTORY" shall mean, collectively, (a) all of Seller's inventory held for sale to customers in the ordinary course of the Business and (b) all of the raw materials, work in process, finished product, wrapping, supplies and packaging items, and all similar items relating to the Business.

     "JUNE 30, 1996 STATEMENT" shall mean the statement of assets and liabilities of the Division, including a listing of the Inventory, the Equipment and the book value thereof, as of June 30, 1996, and the related notes thereto, attached as EXHIBIT B hereto, prepared using valuation and other accounting practices based on Seller's standard inventory costs consistent with Seller's past practices, reflecting the name, description, quantity and quality of each item included in the Inventory and the cost of each item or group of items included in the Inventory.

     "KNOWLEDGE" shall mean, with respect to a party, the actual knowledge of an officer or director of such party.

     "LAW" shall mean any law, statute, rule, regulation, ordinance, code, arbitration award, order, judgment, writ, injunction, decree or other legal requirement of any federal, state, local or foreign court or other governmental authority.

     "LEASE AGREEMENT" shall mean a lease agreement, dated as of the Closing Date, by and between Seller and Purchaser in the form of EXHIBIT C hereto, with such modifications thereto as Seller and Purchaser agree.

     "LEASED EQUIPMENT" shall mean the items listed on SCHEDULE 4.6(a) hereto under the caption "Leased Equipment."

     "LICENSED BLANKET INTELLECTUAL PROPERTY" shall mean the Intellectual Property that is listed on SCHEDULE 4.8(a) hereto under the caption "Licensed Blanket Intellectual Property."

     "LICENSED INVENTORY" shall mean all Inventory bearing Intellectual Property (including without limitation trademarks, trade names, brand names or other marks, or copyrights, designs or patterns) licensed to Seller by third parties.

     "LICENSING AGREEMENT" shall mean a licensing agreement, dated as of the Closing Date, by and between Seller and Purchaser in the form of EXHIBIT D hereto, with such modifications thereto as Seller and Purchaser agree.

     "LOSSES" shall mean all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages and reasonable costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, reasonable accounting fees and reasonable investigation costs.

     "MATERIAL ADVERSE CHANGE" shall mean a change that has resulted in a Material Adverse Effect.

     "MATERIAL ADVERSE EFFECT" shall mean any events, circumstances or conditions that have had a material adverse effect on (a) the Purchased Assets, taken as a whole, or (b) the condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole.

     "OTHER ASSUMED CONTRACTS" shall mean all Contracts that are identified by Purchaser to Seller in writing not later than the fifth business day prior to the Closing Date as Contracts to be Transferred pursuant to the terms of
Section 2.1 hereof.

     "OWNED BLANKET INTELLECTUAL PROPERTY" shall mean the Intellectual Property that is listed on SCHEDULE 4.8(a) hereto under the caption "Owned Blanket Intellectual Property."

     "OWNED EQUIPMENT" shall mean all of the tangible personal property owned by Seller that is used by Seller in connection with the conduct of the Business, other than computer and telecommunications equipment, including without limitation the items listed on SCHEDULE 4.6(a) hereto under the caption "Owned Equipment," fixtures, furnishings, furniture, equipment, software (including disks and other embodiments of software and its source and object codes to the extent in Seller's possession and owned by Seller), files, books, records, libraries and archives (including lists of customers and suppliers and other business, accounting and financial records and information, however and wherever stored and embodied), motor vehicles, tools and supplies.

     "OWNED INTELLECTUAL PROPERTY" shall mean the Owned Blanket Intellectual Property and the Owned Pillow Intellectual Property.

     "OWNED PILLOW INTELLECTUAL PROPERTY" shall mean the Intellectual Property that is listed on SCHEDULE 4.8(b) hereto.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.4(a) hereof.

     "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1 hereof.

     "PURCHASED EQUIPMENT" shall mean all Owned Equipment other than Excluded Owned Equipment.

     "PURCHASED INVENTORY" shall mean all Inventory other than the Excluded Inventory.

     "PURCHASER" shall have the meaning set forth in the introductory paragraph hereto.

     "SELLER" shall have the meaning set forth in the introductory paragraph hereto.

     "STORAGE PERIOD" shall have the meaning set forth in Section 10.1 hereof.

     "TERMINATION DATE" shall have the meaning set forth in Section 9.1 hereof.

     "THIRD PARTY CLAIM" shall have the meaning set forth in Section 9.4(a) hereof.

     "TRANSFER" shall mean transfer, grant, convey, assign and deliver or, as the context may require, any one or more of the foregoing.

     "TRANSFER DOCUMENTS" shall mean such bills of sale, assignments, certificates of title and other instruments of transfer, as may be necessary or appropriate to Transfer to Purchaser all of Seller's right, title and interest in, to and under the Purchased Assets, to be prepared and duly executed by Seller in form and substance reasonably satisfactory to Purchaser.

     "WAREHOUSE FACILITIES" shall have the meaning set forth in Section 10.1 hereof.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE AND SALE OF ASSETS. At the Closing, in reliance upon the representations and warranties contained herein and on the terms and subject to the conditions hereof, Seller shall Transfer to Purchaser, and Purchaser shall purchase and accept from Seller, the following assets (collectively, the "Purchased Assets"):

          (a)  the Purchased Inventory;

          (b)  the Purchased Equipment; and

          (c)  the Assumed Contracts.

     2.2  NONASSIGNABLE CONTRACTS.

     (a) To the extent that any Contract to be Transferred pursuant to the terms of Section 2.1 hereof is not capable of being Transferred without the consent, approval or waiver of a third person or entity (including a governmental authority), or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any Law, nothing in this Agreement shall constitute a Transfer or an attempted Transfer thereof prior to the time at which all consents, waivers and approvals necessary for such Transfer shall have been obtained.

     (b) Seller shall use reasonable best efforts, and Purchaser shall reasonably cooperate with Seller in such efforts, to obtain such consents, approvals and waivers necessary to Transfer to Purchaser all of the Contracts referred to in Section 2.2(a) hereof.

     (c) To the extent that the consents, approvals and waivers referred to in Section 2.2(a) hereof are not obtained by Seller, if and to the extent requested by Purchaser, Seller shall, during the term of the affected Contract, use reasonable best efforts, at no greater expense to Purchaser than the expense that would be incurred by Purchaser were such consents, approvals or waivers obtained, to (i) provide to Purchaser the benefits under any Contract referred to in Section 2.2(a) hereof, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and (iii) enforce, at the written request of Purchaser, for the account of Purchaser, any rights of Seller under the affected Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the direction of Purchaser). Purchaser shall reasonably cooperate with Seller in order to enable Seller to provide the benefits contemplated by this Section 2.2(c) to Purchaser.

     (d) Purchaser shall perform the obligations of Seller arising under the affected Contracts referred to in Section 2.2(a) hereof, but only if and to the extent that Seller provides to Purchaser the benefits thereof pursuant to
Section 2.2(c) hereof; provided, however, that Seller shall indemnify, defend and hold Purchaser harmless from and against any and all Losses arising from or relating to any claim asserted by a third party in respect of any failure to obtain any consent, approval or waiver alleged to be required in connection with any of the actions required to be taken by Seller pursuant to this Section 2.2.

     2.3  ASSUMPTION OF LIABILITIES.

     (a) Except as specifically provided in Section 2.3(b) hereof, Seller shall retain all, and Purchaser shall not assume or be responsible or liable for any, debts, obligations or liabilities of Seller, whether or not associated with or arising from the Purchased Assets. Without limiting the generality or effect of the immediately preceding sentence, Purchaser shall not be responsible or liable for any royalties payable in connection with the sale of any Licensed Inventory included in the Purchased Assets if, and to the extent that, the amount of such royalty is included in Seller's cost of the Licensed Inventory as reflected on the June 30, 1996 Statement.

     (b)  On the terms and subject to the conditions hereof (including
Section 2.2(d) hereof), as of the Closing, Purchaser shall assume and thereafter in due course pay, perform and discharge the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Purchaser's obligations in respect of the Assumed Liabilities shall be subject to Purchaser's right to contest in good faith the nature and extent of any liability or obligation; provided, however, that Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Losses arising as a result of or in connection with Purchaser contesting the nature or extent of any such liability or obligation, unless such liability or obligation results from or arises in connection with a breach by Seller of any of its representations, warranties or covenants contained in this Agreement.

     2.4  PURCHASE PRICE.

     (a) In consideration for the Transfer of the Purchased Assets to Purchaser, Purchaser shall pay to Seller an amount equal to $31,500,000, subject to adjustment as provided in Section 2.5 hereof (as adjusted, if applicable, the "Purchase Price"), in accordance with this Section 2.4.

     (b) Purchaser shall pay to Seller upon the Transfer of the Purchased Assets to Purchaser at the Closing $30,500,000 of the Purchase Price in cash. At the election of Seller, such amount shall be paid by either (i) wire transfer of immediately available funds to an account designated for such purpose in writing by Seller to Purchaser at least two business days prior to the Closing Date or (ii) a federal funds check.

     (c) Purchaser shall deposit upon the Transfer of the Purchased Assets to Purchaser at the Closing $1,000,000 of the Purchase Price (the "Holdback Amount") in cash into an independent escrow account to be established in accordance with an escrow agreement mutually acceptable to Purchaser and Seller (the "Escrow Agreement") substantially in the form attached hereto as Exhibit "E" (the "Holdback Account"). Purchaser may make a claim against the Holdback Amount for any and all Losses (including without limitation (i) any and all charges to or deductions made against Purchaser by third parties for returns, allowances for returns, restocking fees, rebates, discounts, chargebacks or similar fees related to sales by Seller prior to Closing and
(ii) any and all liabilities for any royalties payable in connection with the sale of any

Licensed Inventory included in the Purchased Assets if, and to the extent that, the amount of such royalty is included in Seller's cost of the Licensed Inventory as reflected on the June 30, 1996 Statement) for which Seller has an indemnification obligation pursuant to Section 9.2 hereof. The Escrow Agreement shall govern the claims procedures and distribution of the Holdback Account.

     2.5  ADJUSTMENT TO PURCHASE PRICE FOR CHANGES IN INVENTORY.

     (a) As promptly as practicable (and, in any event, within 45 calendar days) following the Closing Date, Seller shall prepare and deliver to Purchaser the Closing Statement. Purchaser shall have 20 calendar days following Purchaser's receipt of the Closing Statement to review the Closing Statement. During such 20-day period (the "Dispute Notice Period"), Purchaser may give notice (a "Dispute Notice") to Seller in the event that Purchaser determines in good faith that the Closing Statement was not prepared in accordance with this Agreement and, as a result, misstates the value of the Purchased Inventory as of the Closing Date. If Purchaser fails to deliver a Dispute Notice within the Dispute Notice Period, Purchaser shall be deemed to have irrevocably waived its right to deliver a Dispute Notice. If a Dispute Notice is delivered by Purchaser, Seller and Purchaser shall negotiate in good faith to agree upon the book value of the Purchased Inventory as of the Closing Date and the amount of any payment required pursuant to this Section
2.5. If Seller and Purchaser fail to agree to such matters within 30 calendar days after the Dispute Notice is delivered to Seller, the Closing Statement and the Dispute Notice shall be submitted to the Independent Accounting Firm, which shall then determine, in accordance with the provisions of this Agreement, the book value of the Purchased Inventory as of the Closing Date and the amount of the payment required by this Section 2.5. The determination of the Independent Accounting Firm shall be made as promptly as practicable (and, in any event, within 30 calendar days) following its receipt of the Closing Statement and the Dispute Notice, and such determination shall be final and binding on all parties. The fees, costs and expenses of the Independent Accounting Firm shall be borne equally by Seller and Purchaser.

     (b) If the book value of the Purchased Inventory as of June 30, 1996 as reflected in the June 30, 1996 Statement exceeds the book value of the Purchased Inventory as of the Closing Date as reflected in the Closing Statement or, in the event a Dispute Notice is delivered by Purchaser to Seller, as determined in accordance with Section 2.5(a) hereof, Seller shall pay to Purchaser an amount equal to such excess, and if the book value of the Purchased Inventory as of the Closing Date as reflected in the Closing Statement or, in the event a Dispute Notice is delivered by Purchaser to Seller, as determined in accordance with Section 2.5(a) hereof, exceeds the book value of the Purchased Inventory as of June 30, 1996 as reflected in the June 30, 1996 Statement, Purchaser shall pay to Seller an amount equal to such excess. Any amount payable pursuant to this Section 2.5(b) shall be paid in cash promptly (but, in any event, within five business days) following the expiration of the Dispute Notice Period or, in the event a Dispute Notice is delivered to Seller by Purchaser, the date on which Seller and Purchaser agree to the amount of such payment or the date on which the determination of the Independent Accounting Firm becomes final and binding, as the case may be.

     (c) In connection with the preparation of the Closing Statement, Seller shall (i) cause a physical inventory of the Inventory to be taken as of the Closing Date and shall cause such physical inventory to be observed by Ernst & Young, (ii) cause Ernst & Young to report on such physical inventory and the Closing Statement and shall furnish Purchaser a copy of such report promptly upon Seller's receipt thereof, and
(iii) permit Purchaser and its representatives to observe such physical inventory. The report to be rendered by Ernst & Young on the Closing Statement shall be based upon reasonable procedures acceptable to Purchaser.

     2.6 TRANSFER TAXES; CERTAIN COSTS. Purchaser shall be responsible for and pay any documentary transfer taxes and any sales, use or other taxes imposed by reason of the purchase of the Purchased Assets pursuant hereto. Seller shall be responsible for and pay the fees and costs of recording or filing all Transfer Documents. Ad valorem taxes, if any, applicable to the Purchased Assets shall be pro-rated between the Seller and Purchaser as of the Closing Date. In addition, Purchaser shall reimburse Seller for any actual pre-payment of any Assumed Liabilities as of the Closing Date on a pro-rata basis. Seller shall provide Purchaser a schedule of such pre-paid amounts no later than 10 days prior to the Closing Date.

                                   ARTICLE III

                                     CLOSING

     3.1  CLOSING.

     (a) Subject to the satisfaction or waiver of the other conditions set forth in Articles VII and VIII hereof and Section 11.1(b) hereof, the closing of the transactions contemplated by Article II hereof (the "Closing") shall be held at 10:00 a.m., local time, on the thirty-fifth business day following the expiration or termination of the applicable waiting period under the HSR Act, subject to extension as provided in Section 3.1(b) hereof. The Closing shall be held at the offices of Womble, Carlyle, Sandridge and Rice, Winston-Salem, North Carolina.

     (b) Subject to Section 11.1(b) hereof, if the Closing has not occurred by the date specified in Section 3.1(a) hereof, then the Closing shall occur on the earlier of (i) the twenty-fifth business day after all of the conditions set forth in Articles VII and VIII hereof (other than those to be satisfied by deliveries made at the Closing) shall have been satisfied or waived and (ii) such other date to which Seller and Purchaser agree.

     3.2  CLOSING DELIVERIES.

     (a) At the Closing, Seller shall deliver to Purchaser (i) the Transfer Documents, (ii) the certificate described in Section 8.2 hereof, (iii) the documents described in Section 8.3 hereof, and (iv) such receipts, duly executed by Seller, as Purchaser may reasonably request.

     (b) At the Closing, in addition to the action required to be taken by Purchaser pursuant to Section 2.3 hereof, Purchaser shall deliver to Seller
(i) the Assumption Documents, (ii) the certificate described in Section 7.2 hereof, and (iii) the documents described in Section 7.3 hereof.

     (c) At the Closing, Seller shall execute and deliver to Purchaser, and Purchaser shall execute and deliver to Seller, the Licensing Agreement, the Escrow Agreement and, at the sole election of Purchaser (which election shall be made at least five business days prior to the Closing), the Lease Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     4.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on the Business as it is now being conducted and to own all of the Assets. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the Business or the ownership of the Assets requires such qualification.

     4.2 AUTHORIZATION. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

     4.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or foreign governmental authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of its obligations hereunder, except (a) for the filing of a notification and report form by Seller under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (b) as specified on SCHEDULE 4.3 hereto, and (c) those for which the failure to obtain such consent, approval or authorization will not have a Material Adverse Effect.

     4.4  NO CONFLICT OR VIOLATION.  Except to the extent specified on
SCHEDULE 4.4 hereto, assuming that as of the Closing Date the filing referred to in Section 4.3 hereof shall have been made and the waiting period referred to therein shall have expired or been terminated, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder will not, (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) result in a breach of or default under any provision of any material contract or agreement to which Seller is a party or bound or to which the Assets are subject (or an event which, with notice, lapse of time or both, would result in any such breach or default), (c) to Seller's knowledge result in a violation by Seller of any Law (or an event which, with notice, lapse of time or both, would result in any such violation), or (d) result in the creation of any Encumbrance on the Assets. Seller has no legal obligation, absolute or contingent, to any other person or entity to sell the Assets (other than sales of the Inventory in the ordinary course of the Business), or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

     4.5  INVENTORY.

     (a) Seller has heretofore delivered to Purchaser the June 30, 1996 Statement, a copy of which is attached as EXHIBIT A hereto. The June 30, 1996 Statement presents fairly the assets and liabilities of the Division, including listings of the Inventory, the Equipment and the book value thereof, as of June 30, 1996 and, except as specified in the notes thereto, was prepared in all material respects using valuation and other accounting practices based on Seller's standard inventory costs consistent with Seller's past practices.

     (b) Except as specified on SCHEDULE 4.5(b) hereto, the Inventory is of a quality and quantity useable and saleable in the ordinary course of the Business. Except as specified in SCHEDULE 4.5(b) hereto, (i) Seller has good, marketable and exclusive title to, and valid and enforceable power and unqualified right to Transfer to Purchaser, the Inventory and (ii) the Inventory is free and clear of any Encumbrances.

     (c) The delivery to Purchaser at the Closing of the Transfer Documents shall vest good, marketable and exclusive title to the Purchased Inventory in Purchaser, free and clear of all Encumbrances.

     (d) No material portion of the Inventory has been manufactured specifically for delivery to a specific person or entity that is no longer a customer of the Division or as to which Seller has a reasonable basis to believe that such person or entity will cease to be a customer of the Division in the foreseeable future.

     4.6  EQUIPMENT.

     (a) Attached as SCHEDULE 4.6(a) hereto is a true and complete listing of all of the items of material tangible personal property used by Seller in connection with the conduct of the Business (with the exception of computer and telecommunication equipment), with the material tangible personal property owned by Seller and used in connection with the conduct of the Business being listed thereon under the caption "Owned Equipment" and the material tangible personal property held by Seller under any Contract and used by Seller in connection with the conduct of the Business being listed thereon under the caption "Leased Equipment." The Equipment constitutes the only material tangible personal property used by Seller in connection with the conduct of the Business.

     (b) The Equipment is being sold "as is" and "where is" and Seller makes no warranties whatsoever with respect thereto. Seller expressly disclaims all implied warranties of merchantability and fitness for a particular purpose and all other warranties, express or implied, with respect to the tangible personal property included in the Purchased Assets. Except as specified on SCHEDULE 4.6(b) hereto, (i) Seller has good, marketable and exclusive title to, and valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Owned Equipment and (ii) the Owned Equipment is free and clear of any Encumbrances.

     (c) Except as specified in SCHEDULE 4.6(b) hereto, the delivery to Purchaser at Closing of the Transfer Documents shall vest good, marketable and exclusive title to the Purchased Equipment in Purchaser, free and clear of all Encumbrances.

     4.7  CONTRACTS.

     (a) Attached as SCHEDULE 4.7(a) hereto is a true and complete listing or description of each Contract other than agreements or contracts entered into in the ordinary course of the Business which are terminable without payment of premium or penalty at will or upon not more than 30 calendar days' notice or which impose remaining monetary obligations not in excess of $10,000 and which impose no material non-monetary obligations. Except for the Contracts, Seller is not a party to any agreement or contract relating to, or used by Seller in connection with, the conduct of the Business or to which any of the Assets is subject. Seller heretofore has made available to Purchaser true, complete and correct copies of each of the Contracts (including all amendments thereto) listed or described on SCHEDULE 4.7(a) hereto that are written and true, complete and correct written summaries of the Contracts listed or described on SCHEDULE 4.7(a) hereto that are oral.

     (b) Except as set forth on SCHEDULE 4.7(b), Seller has performed all material obligations required to be performed by it to date under the Contracts. Neither Seller nor, to the best of Seller's knowledge, any other party to any Contract has improperly terminated or is in breach or default under such Contract, and there exists no condition or event which, after the giving of notice or lapse of time or both, would constitute any such breach, termination or default on the part of Seller or, to the best of Seller's knowledge, any other party. Each of the Contracts is in full force and effect and is a legal, binding and enforceable obligation of Seller and of each of the other parties thereto.

     4.8  INTELLECTUAL PROPERTY.

     (a) SCHEDULE 4.8(a) hereto sets forth a true and complete listing of all of the Intellectual Property held for use by Seller in connection with the manufacture and sale of any and all types of blankets and throws (including without limitation such Intellectual Property used in connection with the conduct of the Business), with such Intellectual Property owned by Seller being listed thereon under the caption "Owned Blanket Intellectual Property" and such Intellectual Property held for use by Seller under any Contract being listed thereon under the caption "Licensed Blanket Intellectual Property." The Blanket Intellectual Property constitutes the only Intellectual Property held for use by Seller in connection with the manufacture and sale of all types of blankets and throws, including without limitation that used in connection with the conduct of the Business.

     (b) SCHEDULE 4.8(b) hereto sets forth a true and complete listing of all Intellectual Property owned by Seller and held for use in connection with the manufacture and sale of pillows, down comforters, pillow protectors, mattress pads, mattress covers, feather beds and related items.

     (c) Except to the extent specified on SCHEDULE 4.8(c) hereto, (i) Seller has good, marketable and exclusive title to all the Owned Intellectual Property and (ii) all the Owned Intellectual Property is free and clear of all Encumbrances. Except to the extent specified on SCHEDULE 4.8(c) hereto, Seller has granted no license to, and has entered into no other contract or agreement with, any other person or entity relating in whole or in part to any of the Owned Intellectual Property.

     (d) Except to the extent specified on SCHEDULE 4.8(d) hereto, (i) there is no unresolved claim or demand asserting a conflict with or infringement of the rights of any other person or entity in connection with Seller's use of any Intellectual Property, (ii) there is no such unasserted claim or demand that, to the best of Seller's knowledge, is probable of assertion, and (iii) to the best of Seller's knowledge, there is no basis for the assertion of any such claim or demand.

     4.9 BOOKS AND RECORDS. The Books and Records have been maintained in accordance with good business practice and in all material respects in accordance with all Laws and other requirements applicable to the conduct of the Business.

     4.10 LEGAL PROCEEDINGS. Except as specified on SCHEDULE 4.10 hereto, there are no claims, actions, suits or proceedings, investigative or otherwise, pending or, to the best of Seller's knowledge, threatened against Seller arising out of or relating to this Agreement or the transactions contemplated hereby or the conduct of the Business, or pertaining to or affecting the Assets (including without limitation any claim, action, suit or proceeding, investigative or otherwise, by any governmental authority, or any other person or entity, involving allegations relating to blanket safety requirements or blanket safety testing), and there is no unasserted claim with respect to any of the foregoing that, to the best of Seller's knowledge, is probable of assertion. Except as specified on SCHEDULE 4.10 hereto, Seller is not subject to any order, judgment, writ, injunction or decree of any federal, state, local or foreign court or other governmental authority, and there are no unsatisfied judgments against Seller, arising out of or relating to this Agreement or the transactions contemplated hereby or the conduct of the Business, or pertaining to or affecting the Assets.

     4.11 COMPLIANCE WITH LAW. Except as specified on SCHEDULE 4.11 hereto, to Seller's knowledge none of the use, condition or any other aspect of any Assets, nor Seller in connection with the conduct of the Business, is or has been in violation in any material respect of any applicable Law except for such matters which do not, and will not, in the aggregate, have a Material Adverse Effect.

     4.12 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
SCHEDULE 4.12 hereto, since June 30, 1996, there has not been:

          (a) any failure to conduct the Business in the ordinary course and consistent with past practice so as to preserve generally the goodwill of suppliers, customers and others having relationships with the Division;

          (b) any Transfer of any of the Assets, except Transfers of Inventory in the ordinary course of the Business and consistent with past practice;

          (c)  any grant or creation of any Encumbrance on any of the Assets;

          (d) any failure to maintain in all material respects Inventory in the condition set forth in Section 4.5(b) hereof;

          (e) any termination, modification, amendment or waiver of any rights under any Contract, or any new or additional Contracts entered into, except in the ordinary course of the Business and consistent with past practice;

          (f) any surrender, modification, amendment, waiver or forfeiture of any of Seller's rights in respect of any Intellectual Property or any failure to maintain such rights, including without limitation any failure to file any necessary statements of use, requests for extensions of time, renewal applications, responses to office actions or affidavits under Sections 8 and 15 of the Lanham Act, to prosecute any INTER PARTES proceedings or to pay any necessary maintenance or other fee;

          (g) any material modification in Seller's accounting policies, practices or procedures or in the manner in which the Books and Records are maintained;

          (h) any violation of Law in any material respect in the conduct of the Business or the use of the Assets; or

          (i)  any Material Adverse Change.

Except as set forth on SCHEDULE 4.12 hereto, since the date the Equipment was inspected by Purchaser, there has not been any failure to maintain the Equipment in all material respects in the condition (normal wear and tear excepted) as of such date of inspection.

     4.13 NO BROKERS. Other than the arrangements with respect to this transaction between Seller and Prudential Securities Incorporated, neither Seller nor any affiliate of Seller has entered into or will enter into any agreement, arrangement or understanding with any person or entity which creates any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     4.14 DISCLOSURE. None of (a) the information contained in the Schedules hereto, (b) any other written information furnished to the Purchaser by Seller or its representatives in connection with this Agreement or the transactions contemplated hereby (including without limitation the Confidential Information Memorandum prepared by Prudential Securities Incorporated and previously delivered to Purchaser), or (c) the representations and warranties of Seller contained in this Agreement or in any document delivered in connection herewith contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION OF PURCHASER. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

     5.2 AUTHORIZATION. Purchaser has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar Laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before any proceeding therefor may be brought.

     5.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or foreign governmental authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder, except (a) for the filing of a notification and report form by Purchaser under the HSR Act and the expiration or termination of the applicable waiting period thereunder and (b) as specified on SCHEDULE 5.3 hereto, and (c) those for which the failure to obtain such consent, approval or authorization would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     5.4  NO CONFLICT OR VIOLATION.  Except to the extent specified on
SCHEDULE 5.4 hereto, assuming that as of the Closing Date the filing referred to in Section 5.3 hereof shall have been made and the waiting period referred to therein shall have expired or been terminated, the execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser, (b) result in a breach of, or a default under, any terms or provision of any contract or agreement to which Purchaser is a party or bound or to which any property or asset of Purchaser is subject (or an event which, with notice, lapse of time or both, would result in any such breach or default), or (c) to Purchaser's knowledge, result in a violation by Purchaser of any Law (or an event which, with notice, lapse of time or both, would result in any such violation), which breach, default or violation would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     5.5 LEGAL PROCEEDINGS. There are no claims, actions, suits or proceedings pending or, to the best of Purchaser's knowledge, threatened against Purchaser arising out of or relating to this

Agreement or the transactions contemplated hereby or which could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any order, judgment, writ, injunction or decree of any court or other governmental authority which could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     5.6 NO BROKERS. Neither Purchaser nor any affiliate of Purchaser has entered into or will enter into any agreement, arrangement or understanding with any person or entity which creates any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     5.7 DISCLOSURE. None of (a) any written information furnished to Seller by Purchaser in connection with this Agreement or the transactions contemplated hereby or (b) the representations and warranties of Purchaser contained in this Agreement or in any document delivered in connection herewith contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                                   ARTICLE VI

                                CERTAIN COVENANTS

     6.1 ACTIONS PRIOR TO CLOSING. Except as otherwise specifically required or permitted by another provision of this Agreement or approved by Purchaser in writing, from the date hereof through the Closing Date, Seller shall conduct the Business in the ordinary course and consistent with past practice and use its best efforts to preserve generally the goodwill of customers, suppliers and others having relationships with the Division and shall not:

          (a) Transfer any of the Assets, except Transfers of Inventory in the ordinary course of the Business and consistent with past practice;

          (b) grant, create or permit to exist any Encumbrance on any of the Assets (other than Encumbrances specified on SCHEDULE 4.5(b), SCHEDULE 4.6(b) or SCHEDULE 4.8(c) hereof);

          (c) fail to maintain in all material respects Inventory in the condition set forth in Section 4.5(b) hereof and the Equipment thereof as of the date specified in the last sentence of Section 4.12;

          (d) terminate, modify, amend or waive any rights under any Contract, or enter into any new or additional Contracts, except in the ordinary course of the Business and consistent with past practice;

          (e) surrender, modify, amend, waive or forfeit any of Seller's rights in respect of any Intellectual Property or fail to maintain such rights by failing to file any necessary statements of use, requests for extensions of time, renewal applications, responses to office actions or affidavits under Sections 8 and 15 of the Lanham Act, to prosecute any INTER PARTES proceedings or to pay any necessary maintenance or other fee or otherwise;

          (f) modify its accounting policies, practices or procedures or the manner in which the Books and Records are maintained;

          (g) violate in any material respect any Law applicable to the conduct of the Business or the use of the Assets;

          (h) take or permit to be taken any action that could reasonably be expected to result in a Material Adverse Change; or

          (i)  agree or consent to do any of the foregoing.

     6.2 INVESTIGATION BY PURCHASER. Prior to the Closing, Seller shall allow Purchaser and its representatives, upon Purchaser's prior notice to Seller and at Purchaser's expense, access to the facilities and personnel of Seller in order to permit Purchaser to investigate and inspect the Assets and to inspect and make copies of the Books and Records or other information requested by Purchaser reasonably related to the Assets. Any such investigation, inspection or duplication of documents shall be conducted at reasonable times and under reasonable circumstances (including reasonable limits on the number of Purchaser's representatives who may visit the Division or Seller at the same time) designed to promote the orderly continuance of the businesses of the Division and Seller. Purchaser shall be bound by the provisions of Section
11.15 hereto.

     6.3 ACCOUNTANTS' REVIEW. Seller shall permit independent certified public accountants designated by Purchaser to review the Books and Records (including without limitation all financial statements included therein). Seller shall request Ernst & Young to permit such designated firm to review the work papers of Ernst & Young relating to Seller and its affiliates, insofar as they cover matters relating to the Division or the Assets.

     6.4  CONSENTS AND APPROVALS.

          (a) Seller and Purchaser shall use their respective reasonable best efforts to obtain any authorizations, consents, orders and approvals of any governmental authority, or other person or entity, necessary for the performance of their respective obligations under this Agreement and the consummation of the respective transactions to be consummated by each of them hereunder, and shall cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Purchaser shall take any action that has the effect of delaying, impairing or impeding the receipt of any required authorization, consent, order or approvals.

          (b)  Without limiting the generality or effect of Section
     6.4(a) hereof, each of the parties shall promptly file or cause to be filed under the provisions of the HSR Act any required notification and report form, together with all required documentary materials. Without limiting the generality or effect of Section 6.4(a) hereof, each of the parties shall use its reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act, and shall provide any additional information requested in connection with the filings made under the HSR Act promptly after receipt of any request for such additional information.

     6.5 INJUNCTIONS. Without limiting the generality or effect of any provision of Section 6.4 or Article VII or VIII hereof, if any federal, state, local or foreign court or other governmental authority having jurisdiction over either party hereto issues or otherwise promulgates any order, judgment, writ, injunction or decree prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties hereto shall use their respective reasonable best efforts to have such injunction dissolved or otherwise eliminated as promptly as possible.

     6.6 CERTAIN NOTICES. From the date hereof through the Closing Date, Seller shall notify Purchaser, and Purchaser shall notify Seller, promptly (and in any event within two business days of obtaining knowledge thereof) of any of the following:

          (a) any material breach of any representation, warranty or covenant of the notifying party contained in this Agreement (whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied) which is then continuing, together with a certificate of the notifying party specifying the details thereof and the action that the notifying party has taken or proposes to take with respect thereto;

          (b) any pending or threatened claim, action, suit or proceeding challenging this Agreement or any of the transactions contemplated hereby;

          (c) any notice or other communication from any third party alleging that the consent of such third party (other than a consent the necessity of which is disclosed on SCHEDULE 4.3 hereto) is or may be required in connection with the transactions contemplated by this Agreement;

          (d) Any other development that would prevent or raise a substantial doubt regarding the satisfaction of any condition set forth in Article VII hereof, if Seller is the notifying party, or Article VIII hereof, if Purchaser is the notifying party; and

          (e) Any notice or other communication from any federal, state, local or foreign governmental authority regarding the transactions contemplated by this Agreement.

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions provided for in
Article II hereof are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as though made anew on and as of the Closing Date), and Purchaser shall have performed in all material respects all covenants contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

     7.2 CERTIFICATE. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized officer of Purchaser, certifying that the condition set forth in Section 7.1 hereof has been satisfied.

     7.3 CORPORATE DOCUMENTS. Seller shall have received from Purchaser copies of the resolutions adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the corporate secretary of Purchaser.

     7.4 LICENSING AGREEMENT. Purchaser shall have executed and delivered to Seller the Licensing Agreement.

     7.5 ESCROW AGREEMENT. Purchaser and the escrow agent shall have each executed and delivered to Seller the Escrow Agreement.

     7.6 LEASE AGREEMENT. If Purchaser shall have elected pursuant to Section 3.2(c) hereof to enter into the Lease Agreement at the Closing, Purchaser shall have executed and delivered to Seller the Lease Agreement.

     7.7 CONSENTS. All required consents, authorizations, approvals and waivers from governmental authorities necessary to consummate the transactions contemplated hereby, including without limitation the expiration or termination of the applicable waiting period under the HSR Act, shall have been obtained.

     7.8 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No suit, action, investigation or other proceeding by any federal, state, local or foreign governmental authority, or other person or entity, shall have been instituted or threatened, which would make illegal or prohibit, or challenge the validity or legality of, the transactions contemplated by this Agreement.

     Notwithstanding the foregoing, Seller's obligations under this Agreement to consummate the transactions contemplated by Article II hereof shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of a breach by Seller of its obligations under this Agreement.

                                  ARTICLE VIII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions provided for in
Article II hereof are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as though made anew on and as of the Closing Date), and Seller shall have performed in all material respects all covenants contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

     8.2 CERTIFICATES. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by an authorized officer of Seller, certifying that the conditions set forth in Sections 8.1 and 8.5 hereof have been satisfied.

     8.3 CORPORATE DOCUMENTS. Purchaser shall have received from Seller copies of the resolutions adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the corporate secretary of Seller.

     8.4 LICENSING AGREEMENT. Seller shall have executed and delivered to Purchaser the Licensing Agreement.

     8.5 ESCROW AGREEMENT. Seller and the escrow agent shall have each executed and delivered to Purchaser the Escrow Agreement.

     8.6 LEASE AGREEMENT. If Purchaser shall have elected pursuant to Section 3.2(c) hereof to enter into the Lease Agreement at the Closing, Purchaser shall have executed and delivered to Seller the Lease Agreement.

     8.7 NO MATERIAL CHANGE. Since June 30, 1996, there shall have been no Material Adverse Change.

     8.8 CONSENTS. All required consents, authorizations, approvals and waivers from governmental authorities and other persons and entities necessary to consummate the transactions contemplated hereby (including without limitation the expiration or termination of the applicable waiting period under the HSR Act and the consents, authorizations and approvals specified on SCHEDULE 4.3 hereto) shall have been obtained.

     8.9 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No suit, action, investigation or other proceeding by any federal, state, local or foreign governmental authority, or other person or entity, shall have been instituted or threatened, which would make illegal or prohibit, or challenge the validity or legality of, the transactions contemplated by this Agreement.

     Notwithstanding the foregoing, Purchaser's obligations under this Agreement to consummate the transactions contemplated by Article II hereof shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of a breach by Purchaser of its obligations under this Agreement.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on and as of the date of this Agreement and on and as of the Closing Date and shall survive the Closing Date and shall remain operative and in full force and effect until the second anniversary of the Closing Date (the "Termination Date"). The covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except to the extent that any such covenant is limited in duration by the express terms thereof. Any right of indemnification pursuant to this Article IX with respect to a claimed breach of a representation or warranty shall expire at 11:59 p.m. on the Termination Date unless, on or prior to the Termination Date, a Claim Notice has been given to the party from whom indemnification is sought. Provided that a Claim Notice is timely so given, the right to indemnification pursuant to this Article IX with respect to a claimed breach to which such Claim Notice relates shall not be affected by the occurrence of the Termination Date. For purposes of this Agreement, a "Claim Notice" shall mean a written notice asserting a breach of a representation or warranty contained in this Agreement which reasonably sets forth, in light of the information then known to the party giving such notice, a description of, and an estimate (if it is then reasonable to make an estimate) of the amount involved in such breach, together with copies of all available documentation with respect thereto. The representations, warranties and covenants of Purchaser contained in this Agreement (or in any document delivered in connection herewith) shall not be diminished or otherwise affected as a result of any investigation by or knowledge of Seller. The representations, warranties and covenants of Seller contained in this Agreement (or in any document delivered in connection herewith) shall not be diminished or otherwise affected as a result of any investigation by or knowledge of Purchaser.

     9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all Losses (including without limitation (i) any and all charges to or deductions made against Purchaser by third parties for returns, allowances for returns, restocking fees, rebates, discounts, chargebacks or similar items related to Sales by the Seller prior to Closing and (ii) any and all liabilities for any royalties payable in connection with the sale of any Licensed Inventory included in the Purchased Assets if, and to the extent that, the amount of such royalty is included in Seller's cost of the Licensed Inventory as reflected on the June 30, 1996 Statement) resulting or arising from, relating to or incurred in connection with (a) any failure by Seller to pay, perform and discharge any debts, obligations or liabilities of Seller (other than the Assumed Liabilities),
(b) any breach of any representation, warranty or covenant of Seller contained in this Agreement or in any document delivered in connection herewith, (c) the conduct of the Business or the ownership or use of the Assets (other than the Purchased Assets) at any time, whether on, prior to or following the Closing Date, and (d) the ownership or use of the Purchased Assets at any time on or prior to the Closing Date.

     9.3 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Losses resulting or arising from, relating to or incurred in connection with (a) any breach of any representation, warranty or covenant of Purchaser contained in this Agreement or in any document delivered in connection herewith and (b) the ownership of the Purchased Assets at any time following the Closing Date.

     9.4  NOTICE OF CLAIM; RIGHT TO PARTICIPATE IN AND DEFEND THIRD PARTY CLAIM.

     (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with written notice of the Third Party Claim (but, in any event, not later than 30 calendar days after receipt of such notice of Third Party Claim) and a complete description of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article IX, except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

     (b) Without prejudice to the rights of the indemnified party prior thereto, the indemnifying party shall have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within 30 calendar days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party setting forth its undertaking to defend such Third Party Claim in accordance with this Article IX; provided, however, that the indemnifying party shall not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may reasonably request, and shall not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party shall be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

     (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with
Section 9.4(b) hereof, the indemnified party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless
(i) the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party shall not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article IX. The indemnifying party shall be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

     (d) Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 calendar days after its receipt, it shall have no further right to contest the validity of such claim.

     9.5 LIMITATION. Notwithstanding the provisions of Section 9.2, neither party shall have any indemnification obligation to the other party under this Agreement unless and until the aggregate amount of the Losses of such other party exceeds $250,000; PROVIDED HOWEVER; that such limitation shall not be applicable with respect to any claim made by Purchaser with respect to all charges to or deductions made against Purchaser by third parties for returns, allowances for returns, restocking fees, rebates, discounts, chargebacks or similar fees related to sales by Seller prior to Closing.

     9.6 REDUCTION BY INSURANCE PROCEEDS. The amount payable by an indemnifying party to an indemnified party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the indemnified party with respect to the Loss, and each of the parties hereby agrees to use its best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss.

                                    ARTICLE X

                                 OTHER COVENANTS

     10.1 STORAGE OF PURCHASED INVENTORY AND CERTAIN EQUIPMENT. From the Closing Date through March 31, 1997 (the "Storage Period"), Seller shall, without any additional cost to Purchaser (except as expressly provided below), permit Purchaser to store the Purchased Inventory, the Purchased Equipment and any Leased Equipment covered by an Assumed Equipment Lease at Seller's warehouse facilities where such Inventory and Equipment are presently located (collectively, the "Warehouse Facilities"). During the Storage Period, Purchaser shall be responsible for the shipping and handling of the Purchased Inventory, and Seller shall allow Purchaser full access to the Warehouse Facilities for such purpose. Seller shall cause its employees to assist with the shipping and handling of the Purchased Inventory as requested by Purchaser, and, promptly upon receipt of an invoice therefor (which shall include reasonable detail in support thereof), Purchaser shall reimburse Seller for that portion of Seller's labor costs and other out-of-pocket costs that may reasonably be allocated to the assistance so provided. The Purchased Inventory shall not be shipped from the Warehouse Facilities except in accordance with the instructions of Purchaser. During the Storage Period, Seller shall allow Purchaser full access to such facilities for the purpose of examining or removing such Equipment. Such Equipment shall not be removed from such facilities except by Purchaser. Purchaser shall provide Seller a schedule of labor requirements no later than 10 days prior to Closing.

     10.2 POST-CLOSING ACCESS. From and after the Closing Date, Seller will allow Purchaser and its representatives full access to any Books and Records, including without limitation customer and supplier records, that are not included in the Purchased Assets. Seller expressly acknowledges that, notwithstanding anything to the contrary herein contained, Purchaser may use any information contained in such Books and Records for its own benefit.

     10.3 BACKLOG. In the event that (a) prior to the Closing Seller shall have received from any of its customers, in the ordinary course of the Business, consistent with past practices, purchase orders for finished products included in the Purchased Inventory and (b) as of the Closing Seller shall not have made shipments in respect of any such purchase orders, Purchaser shall use its reasonable best efforts to make shipments in respect of such purchase orders, subject to normal credit terms and conditions. Seller shall instruct its customers to remit payment in respect of such purchase orders to Purchaser rather than Seller and, in the event any customer remits such payment to Seller, Seller shall promptly (and, in any event, within five business days) after its receipt thereof forward to Purchaser an amount in cash equal to such payment.

     10.4 PROCESSING OF WORK-IN-PROCESS INVENTORY. During the Storage Period, Seller shall, upon Purchaser's written request, perform processing of work-in-process included in the Purchased Inventory as may be directed by Purchaser. Such processing of work-in-process inventory shall be to Purchaser's reasonable satisfaction. Purchaser agrees to reimburse Seller for that portion of Seller's labor costs and other out-of-pocket costs that may reasonably be allocated to the assistance so provided promptly upon receipt of an invoice therefor (which shall include reasonable detail in support thereof). Purchaser shall provide Seller a schedule of labor requirements no later than 10 days prior to Closing.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  By the mutual written consent of Seller and Purchaser;

          (b) By Seller, upon written notice to Purchaser, or by Purchaser, upon written notice to Seller, if the Closing has not occurred on or before December 6, 1996;

          (c) By Seller, upon written notice to Purchaser, or by Purchaser, upon written notice to Seller, if there shall have been entered a final, nonappealable order of any federal, state, local or foreign court or governmental authority prohibiting the consummation of the transactions contemplated hereby or any material part thereof; and

          (d) By Seller, upon written notice to Purchaser, upon a breach in any material respect of any representation, warranty or covenant of Purchaser contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 10 calendar days after the giving of notice thereof by Seller to Purchaser, or by Purchaser, upon written notice to Seller, upon a breach in any material respect of any representation, warranty or covenant of Seller contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 10 calendar days after the giving of notice thereof by Purchaser to Seller.

     If this Agreement is terminated as provided herein, each party hereto shall pay all of its own fees and expenses and no party hereto shall have any liability or further obligation to the other party hereto under this Agreement, except that (i) the provisions of Section 11.15 hereof shall remain in full force and effect following any termination hereof and (ii) nothing contained herein will relieve any party of any liability for any breach prior to such termination of any representation, warranty or covenant contained in this Agreement and, without limiting the generality or effect of the preceding provisions of this clause (ii), in the event of such a pre-termination breach, the nonbreaching party shall, in addition to any other remedy provided for hereunder or existing from time to time at law or in equity or by statute or otherwise, be entitled to recover from the breaching party all out-of-pocket legal, accounting and due diligence expenses actually incurred in connection with this Agreement.

     11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto; except, that Purchaser may, without such consent, assign all such rights and obligations to a direct or indirect, wholly owned subsidiary or subsidiaries of Purchaser or to a successor to the business of Purchaser which shall assume all obligations and liabilities hereunder, but without releasing Purchaser with respect to any such obligations or liabilities except with the prior written consent of Seller in its sole discretion. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     11.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          If to Seller, addressed to:

               Fieldcrest Cannon, Inc.
               One Lake Drive
               Kannapolis, North Carolina  28081
               Facsimile No: (704) 939-4031
               Attention:  Kevin M. Finlay

          With a copy to:

               Fieldcrest Cannon, Inc.
               326 East Stadium Drive
               Eden, North Carolina  27288
               Facsimile No: (910) 627-3109
               Attention:  M. Kenneth Doss
                               General Counsel

          If to Purchaser, addressed to:

               Pillowtex Corporation
               4111 Mint Way
               Dallas, Texas  75237
               Facsimile No:  (214) 330-6016
               Attention:  Charles M. Hansen, Jr.
                               Chairman and Chief Executive Officer

          With a copy to:

               Pillowtex Corporation
               4111 Mint Way
               Dallas, Texas  75237
               Facsimile No:  (214) 467-0823
               Attention:  T.R. Tunnell
                               General Counsel

or to such other address and with such other copies as either party may designate as to itself by like notice to the other.

     11.4 CHOICE OF LAW. This Agreement shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of the State of Delaware (without reference to the choice of law provisions thereof).

     11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement by and between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties, including without limitation that certain letter of intent dated September 4, 1996. No amendment, supplement, modification or waiver of this Agreement or any provision hereof shall be binding unless executed in writing by the party hereto to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 EXPENSES. Except as otherwise specified herein, each party hereto shall pay its own legal, accounting and other out-of-pocket expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     11.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     11.8 REMEDIES. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy shall be cumulative and shall be in addition to every other remedy provided for hereunder or existing from time to time at law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     11.9 BULK SALES. Purchaser waives compliance by Seller with the provisions of the so-called bulk sales law of any state. Seller shall indemnify, defend and hold Purchaser harmless against any and all Losses suffered by Purchaser as a result of non-compliance by Seller with any such bulk sales laws, this indemnity being in addition to the indemnity provided elsewhere herein.

     11.10 PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until the Purchased Assets are Transferred at the Closing, which Transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m., Eastern time, on the Closing Date.

     11.11 TRANSFERS. Seller and Purchaser shall cooperate and take such action as may be reasonably requested by the other in order to effect an orderly Transfer of the Purchased Assets.

     11.12 FURTHER ASSURANCES. From time to time, as and when requested by either party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement and to fully effectuate the purposes and intent hereof.

     11.13 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.14 PUBLICITY. Except as required by Law, neither party hereto shall issue any press release or make any announcement or other public statement regarding this Agreement or the transactions contemplated hereby, without the prior approval of the other party.

     11.15 CONFIDENTIAL INFORMATION. Each party hereto acknowledges that, in connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby and the performance of obligations hereunder, it will have access to confidential information relating to the other party. Except as otherwise expressly provided herein or as required by Law, each party shall treat such information as confidential, shall preserve the confidentiality thereof and shall not duplicate or disclose such information, except to advisors, consultants and affiliates who also agree to treat such information as confidential. Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Purchaser, may notify employees, unions and bargaining agents of the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, each party hereto shall return to the other party all documents, workpapers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

     11.16 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.17 TAX FILINGS. Each of the parties acknowledges its understanding of the requirements under Section 1060 of the Internal Revenue Code for the filing of Form 8594 for their respective tax years in which the Closing occurs. Each of Seller and Purchaser agrees to allocate the Purchase Price among the Purchase Assets in a manner mutually agreeable to the parties within 60 days following Closing.

     INWITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

                                        FIELDCREST CANNON, INC.



                                        By:____________________________________
                                        Name:__________________________________
ATTEST:                                 Title:_________________________________


____________________________________
Secretary

                                        PILLOWTEX CORPORATION



                                        By:____________________________________
                                        Name:__________________________________
ATTEST:                                 Title:_________________________________


____________________________________
Secretary